Exhibit 99.1

PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS 2012 SECOND-QUARTER

RESULTS; REAFFIRMS 2012 FULL-YEAR REPORTED DILUTED EPS

Second-Quarter 2012

•	Reported diluted earnings per share of $1.36, up by 0.7%, or by 8.1% excluding currency, versus $1.35 in 2011, as detailed in the attached Schedule 13

•	Excluding currency and the 2011 earnings per share hurdle of $0.10 related to Japan, reported diluted EPS up by 16.8%

•	Adjusted diluted earnings per share of $1.36, up by 1.5%, or by 9.0% excluding currency, versus $1.34 in 2011, as detailed in the attached Schedule 12

•	Excluding currency and the aforementioned Japan hurdle of $0.10, adjusted diluted EPS up by 17.7%

•	Cigarette shipment volume down by 1.2%, excluding acquisitions

•	Cigarette shipment volume up by 1.4% excluding acquisitions and the 6.3 billion units associated with the 2011 Japan hurdle

•	Reported net revenues, excluding excise taxes, down by 1.8% to $8.1 billion, or up by 2.9% excluding currency and acquisitions

•	Reported operating companies income down by 2.7% to $3.7 billion, or up by 3.4% excluding currency and acquisitions

•	Adjusted operating companies income, which reflects the items detailed in the attached Schedule 11, down by 2.5% to $3.7 billion, or up by 3.5% excluding currency and acquisitions

•	Operating income down by 2.9% to $3.6 billion

•	Repurchased 17.8 million shares of its common stock for $1.5 billion

•	Announced, during the quarter, a new three-year share repurchase program of $18 billion expected to commence August 1, 2012

•	Reaffirms, at prevailing exchange rates, its 2012 full-year reported diluted earnings per share forecast to be in a range of $5.10 to $5.20, versus $4.85 in 2011.

June Year-to-Date

•	Reported diluted earnings per share of $2.60, up by 7.4%, or by 12.4% excluding currency, versus $2.42 in 2011, as detailed in the attached Schedule 17

•	Excluding currency and the 2011 earnings per share hurdle of $0.10 related to Japan, reported diluted EPS up by 17.2%

•	Adjusted diluted earnings per share of $2.61, up by 8.3%, or by 13.3% excluding currency, versus $2.41 in 2011, as detailed in the attached Schedule 16

•	Excluding currency and the aforementioned Japan hurdle of $0.10, adjusted diluted EPS up by 18.2%

•	Cigarette shipment volume up by 1.8%, excluding acquisitions

•	Cigarette shipment volume up by 3.3% excluding acquisitions and the 6.3 billion units associated with the 2011 Japan hurdle

•	Reported net revenues, excluding excise taxes, up by 3.3% to $15.6 billion, or by 6.5% excluding currency and acquisitions

•	Reported operating companies income up by 4.5% to $7.2 billion, or by 8.3% excluding currency and acquisitions

•	Adjusted operating companies income, which reflects the items detailed in the attached Schedule 15, up by 4.5% to $7.2 billion, or by 8.3% excluding currency and acquisitions

•	Operating income up by 4.3% to $7.0 billion

NEW YORK, July 19, 2012 – Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced its 2012 second-quarter results.

“Despite the anticipated Japan hurdle and currency headwinds, we had a solid second quarter which underscored our sustained business momentum,” said Louis C. Camilleri, Chairman of the Board and Chief Executive Officer.

“Excluding the Japan hurdle, our year-to-date organic cigarette volume grew by an exceptional 3.3%. On the same basis, our currency neutral, reported and adjusted diluted earnings per share were up by a very robust 17.2% and 18.2%, respectively.”

“Our broad geographic footprint, world-class brand portfolio and a strong pricing environment remain the cornerstone of our continuing ability to capitalize on growth opportunities around the world, whilst enabling us to weather uncertainty in those markets where economic conditions are still currently weak.”

Conference Call

A conference call, hosted by Hermann Waldemer, Chief Financial Officer, with members of the investment community and news media, will be webcast at 9:00 a.m., Eastern Time, on July 19, 2012. Access is available at www.pmi.com.

Dividends and Share Repurchase Program

During the second quarter, PMI spent $1.5 billion to repurchase 17.8 million shares, as shown in the table below.

Current $12 Billion, Three-Year Program

	Value	Shares
	($ Mio.)	000
May-December 2010	2,953	55,933
January-December 2011	5,400	80,514
January-March 2012	1,500	18,057
April-June 2012	1,535	17,774

Total Under Program	11,388	172,278

Since May 2008, when PMI began its first share repurchase program, the company has spent an aggregate of $24.4 billion to repurchase 449.9 million shares at an average price of $54.21 per share, or 21.3% of the shares outstanding at the time of the spin-off in March 2008.

During the quarter, PMI announced a new three-year share repurchase program of $18 billion, anticipated to commence on August 1, 2012, following completion of the existing three-year program of $12 billion which began in May 2010, and which will conclude ahead of schedule.

PMI has a share repurchase target for 2012 of $6.0 billion.

2012 Full-Year Forecast

PMI reaffirms, at prevailing exchange rates, its 2012 full-year reported diluted earnings per share forecast to be in a range of $5.10 to $5.20, versus $4.85 in 2011. Forecasted total unfavorable currency of approximately $0.27 per share for the full-year 2012 is up by an additional $0.02 per share compared to the unfavorable currency forecast previously announced on June 21, 2012. This additional forecasted unfavorable currency of $0.02 per share is expected to be fully offset by an anticipated improvement in business performance driven largely by Asia and EEMA. On a currency neutral basis, reported diluted earnings per share in 2012 are projected to increase by approximately 10% to 12% versus adjusted diluted earnings per share of $4.88 in 2011.

This guidance excludes the impact of any potential future acquisitions, unanticipated asset impairment and exit cost charges, and any unusual events.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

2012 SECOND-QUARTER CONSOLIDATED RESULTS

In this press release, “PMI” refers to Philip Morris International Inc. and its subsidiaries. The term “net revenues” refers to operating revenues from the sale of our products, excluding excise taxes and net of sales and promotion incentives. Operating Companies Income, or “OCI”, is defined as operating income before general corporate expenses and the amortization of intangibles. PMI’s management evaluates business segment performance and allocates resources based on OCI. Management also reviews OCI, operating margins and Earnings Per Share, or “EPS”, on an adjusted basis (which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs and discrete tax items), Earnings Before Interest, Taxes, Depreciation, and Amortization, or “EBITDA”, free cash flow, defined as net cash provided by operating activities less capital expenditures, and net debt. References to total international cigarette market, defined as worldwide cigarette volume excluding the United States, total cigarette market, total market and market shares are PMI estimates based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People’s Republic of China and/or PMI’s duty-free business. Comparisons are to the same prior-year period unless otherwise stated. For a reconciliation of non-GAAP measures to corresponding GAAP measures, see the relevant schedules provided with this release.

NET REVENUES

PMI Net Revenues ($ Millions)

	Second-Quarter				Six Months Year-To-Date
	2012	2011	Change	Excl. Curr.	2012	2011	Change	Excl. Curr.
European Union	$2,285	$2,497	(8.5)%	(0.7)%	$4,338	$4,498	(3.6)%	2.0%
Eastern Europe, Middle East & Africa	2,151	2,012	6.9%	13.2%	3,986	3,699	7.8%	13.2%
Asia	2,855	2,936	(2.8)%	(1.8)%	5,632	5,259	7.1%	6.2%
Latin America & Canada	829	828	0.1%	6.3%	1,612	1,608	0.2%	5.8%

Total PMI	$8,120	$8,273	(1.8)%	3.0%	$15,568	$15,064	3.3%	6.6%

Net revenues of $8.1 billion were down by 1.8%, including unfavorable currency of $402 million. Excluding currency, net revenues increased by 3.0%, driven by favorable pricing of $463 million, partly offset by unfavorable volume/mix of $225 million. Excluding currency and acquisitions, net revenues increased by 2.9%, despite the challenging comparison to the second quarter of 2011 which included additional PMI shipments to Japan of 6.3 billion units, driven by the disruption of PMI’s principal competitor’s supply chain following the tragic events of March of that year.

OPERATING COMPANIES INCOME

PMI Operating Companies Income ($ Millions)

	Second-Quarter				Six Months Year-To-Date
	2012	2011	Change	Excl. Curr.	2012	2011	Change	Excl. Curr.
European Union	$1,117	$1,280	(12.7)%	(2.6)%	$2,147	$2,286	(6.1)%	0.7%
Eastern Europe, Middle East & Africa	948	835	13.5%	23.1%	1,758	1,557	12.9%	20.9%
Asia	1,364	1,398	(2.4)%	(2.6)%	2,771	2,491	11.2%	9.0%
Latin America & Canada	249	268	(7.1)%	2.2%	486	519	(6.4)%	1.7%

Total PMI	$3,678	$3,781	(2.7)%	3.4%	$7,162	$6,853	4.5%	8.4%

Reported operating companies income was down by 2.7% to $3.7 billion, including unfavorable currency of $232 million. Excluding currency, operating companies income was up by 3.4%, driven by higher pricing, partly offset by unfavorable volume/mix of $245 million, higher manufacturing costs and increased investments behind the new Marlboro advertising campaign, notably in Germany and Switzerland, new brand launches, notably Marlboro Edge in Japan and Marlboro ClearTaste in Russia, business infrastructure in Russia and anti-illicit trade investments, including organizational infrastructure and the recently announced agreement with Interpol. Adjusted operating companies income declined by 2.5% as shown in the table below and detailed on Schedule 11. Adjusted operating companies income, excluding currency and acquisitions, increased by 3.5%.

PMI Operating Companies Income ($ Millions)

	Second-Quarter				Six Months Year-To-Date
	2012	2011	Change		2012	2011	Change
Reported OCI	$3,678	$3,781	(2.7)%		$7,162	$6,853	4.5%
Asset impairment & exit costs	(8)	(1)			(16)	(17)

Adjusted OCI	$3,686	$3,782	(2.5)%		$7,178	$6,870	4.5%
Adjusted OCI Margin*	45.4%	45.7%	(0.3	) p.p.	46.1%	45.6%	0.5	p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding the impact of currency and acquisitions, was up by 0.3 percentage points to 46.0% during the quarter, as detailed on Schedule 11.

SHIPMENT VOLUME & MARKET SHARE

PMI Cigarette Shipment Volume by Segment (Million Units)

	Second-Quarter			Six Months Year-To-Date
	2012	2011	Change	2012	2011	Change
European Union	51,804	57,193	(9.4)%	99,593	105,715	(5.8)%
Eastern Europe, Middle East & Africa	79,156	75,336	5.1%	145,084	138,979	4.4%
Asia	83,472	84,042	(0.7)%	164,502	156,134	5.4%
Latin America & Canada	23,864	24,606	(3.0)%	48,207	48,269	(0.1)%

Total PMI	238,296	241,177	(1.2)%	457,386	449,097	1.8%

PMI’s cigarette shipment volume was down by 1.2%, excluding acquisitions. Excluding acquisitions, and the Japan hurdle of 6.3 billion units which is related to additional volume shipped in the second quarter of 2011 following the disruption of PMI’s principal competitor’s supply chain, PMI’s cigarette shipment volume grew by 1.4%. PMI’s June year-to-date cigarette shipment volume was up by 1.8%, excluding acquisitions. Excluding acquisitions and the Japan hurdle, PMI’s June year-to-date cigarette shipment volume was up by a strong 3.3%.

In the EU, PMI’s total cigarette shipment volume decreased by 9.4% in the quarter, predominantly due to a lower total market, particularly in southern Europe. PMI’s June year-to-date cigarette shipment volume was down by 5.8%. In EEMA, PMI’s total cigarette shipment volume grew by 5.1% in the quarter, driven mainly by a higher total market and share in Turkey and a higher share in Russia, partly offset by a lower total market in Egypt due primarily to a high incidence of illicit trade. PMI’s June year-to-date cigarette shipment volume was up by 4.2%, excluding acquisitions. In Asia, PMI’s total cigarette shipment volume decreased by 0.7% in the quarter, due to an unfavorable comparison related to the Japan hurdle and a lower total market and share in the Philippines, largely offset by a higher total market and share in Indonesia, Thailand and Vietnam. PMI’s June year-to-date cigarette shipment volume was up by 5.4%. Excluding the aforementioned Japan hurdle, PMI’s cigarette shipment volume in Asia in the second quarter and June year-to-date was up by 7.4% and 9.8%, respectively. In Latin America & Canada, PMI’s total cigarette shipment volume decreased by 3.0% in the quarter, mainly due to a lower total market, and the unfavorable impact of trade inventory movements, in Mexico. This decline was partly offset by growth in Brazil, reflecting a favorable comparison with the second quarter of 2011 which was negatively impacted by higher trade purchases in the first quarter of 2011 ahead of retail price increases in early April 2011. PMI’s June year-to-date cigarette shipment volume was essentially flat.

Total cigarette shipment volume of Marlboro of 76.9 billion units was down by 1.5% in the quarter. Excluding the aforementioned Japan hurdle, total cigarette shipment volume of Marlboro was up by 0.8%, reflecting growth across EEMA of 5.0%, notably in North Africa, Saudi Arabia and Serbia, partly offset by a 6.7% decline in the EU, notably in France, Italy and Spain, and a 2.3% decline in Latin America & Canada, primarily in Mexico, partly offset by growth in Brazil. Total June year-to-date cigarette shipment volume of Marlboro was up by 1.7%, or by 2.9% excluding the aforementioned Japan hurdle.

Total cigarette shipment volume of L&M of 23.6 billion units was down by 1.0% in the quarter, reflecting a decline in the EU, notably in Greece and Spain, partially offset by growth in: EEMA, notably in Russia and Turkey, partly offset by a decline in Egypt; in Asia, mainly Thailand; and in Latin America & Canada. Total June year-to-date cigarette shipment volume of L&M was up by 1.5%.

Total cigarette shipment volume of Bond Street of 12.7 billion units increased by 6.1% in the quarter, led mainly by growth in Kazakhstan and Ukraine, partly offset by a decline in Hungary. Total June year-to-date cigarette shipment volume of Bond Street was up by 5.6%.

Total cigarette shipment volume of Parliament of 11.1 billion units was up by 7.1%, fueled by double-digit growth across EEMA, notably in Russia and Turkey. Total June year-to-date cigarette shipment volume of Parliament was up by 8.6%. Excluding the aforementioned Japan hurdle, total cigarette shipment volume of Parliament increased by 10.5% in both the quarter and June year-to-date.

Total cigarette shipment volume of Philip Morris of 9.6 billion units decreased by 7.6% in the quarter, mainly reflecting a decline in Japan and the Philippines, partly offset by growth in Argentina. Total June year-to-date cigarette shipment volume of Philip Morris was down by 3.4%. Excluding the aforementioned Japan hurdle, total cigarette shipment volume of Philip Morris declined by 1.0% in the quarter and was up marginally by 0.1% June year-to-date.

Total cigarette shipment volume of Chesterfield of 9.6 billion units was down by 2.3%, due to a decline in EEMA, mainly in Ukraine, partially offset by growth in the EU, primarily in Poland. Total June year-to-date cigarette shipment volume of Chesterfield was down marginally by 0.2%.

Total cigarette shipment volume of Lark of 8.6 billion units decreased by 15.3% in the quarter and by 3.4% June year-to-date. Excluding the aforementioned Japan hurdle, total shipment volume of Lark increased by 14.1% and 14.6% in the quarter and June year-to-date, respectively.

Total shipment volume of other tobacco products (OTP), in cigarette equivalent units, grew by 11.8% in the quarter, notably in Belgium, Italy and Spain, and by 13.4%, excluding acquisitions, June year-to-date.

Total shipment volume for cigarettes and OTP combined was down by 0.9% and up by 2.1%, excluding acquisitions, for the quarter and June year-to-date, respectively. Total shipment volume for cigarettes and OTP combined was up by 1.7% and 3.5%, excluding acquisitions and the aforementioned Japan hurdle, for the quarter and June year-to-date, respectively.

PMI’s June year-to-date market share performance was stable, or registered growth, in a number of key markets, including Argentina, Australia, Austria, Belgium, Germany, Indonesia, Kazakhstan, Korea, Mexico, Poland, Russia, Thailand, Turkey, the United Kingdom and Ukraine.

EUROPEAN UNION REGION (EU)

In the EU, net revenues decreased by 8.5% to $2.3 billion in the quarter, including unfavorable currency of $195 million. Excluding currency, net revenues decreased by 0.7%, mainly reflecting unfavorable volume/mix of $186 million, predominantly due to lower total markets across the Region, particularly in southern Europe. The decrease was partly offset by favorable pricing of $169 million, driven by France, Germany, Italy, the Netherlands, Poland, Spain and Switzerland. June year-to-date, net revenues, excluding currency, were up by 2.0%, driven by higher pricing of $275 million, partially offset by unfavorable volume/mix of $186 million.

Operating companies income decreased by 12.7% to $1.1 billion in the quarter, including unfavorable currency of $130 million. Excluding the unfavorable impact of currency, operating companies income decreased by 2.6%, as higher pricing was more than offset by: an unfavorable volume/mix of $159 million; higher manufacturing costs, mainly related to the mandated implementation of reduced cigarette ignition propensity standards which began in the fourth quarter of 2011; and higher marketing costs, principally reflecting marketing investment behind Marlboro in Germany and Switzerland. June year-to-date, operating companies income, excluding currency, was up by 0.7%.

Adjusted operating companies income decreased by 12.8% in the quarter, as shown in the table below and detailed on Schedule 11. Adjusted operating companies income, excluding currency, decreased by 2.7% in the quarter and was up by 0.2% June year-to-date.

EU Operating Companies Income ($ Millions)

	Second-Quarter				Six Months Year-To-Date
	2012	2011	Change		2012	2011	Change
Reported OCI	$1,117	$1,280	(12.7)%		$2,147	$2,286	(6.1)%
Asset impairment & exit costs	0	(1)			0	(12)

Adjusted OCI	$1,117	$1,281	(12.8)%		$2,147	$2,298	(6.6)%
Adjusted OCI Margin*	48.9%	51.3%	(2.4	) p.p.	49.5%	51.1%	(1.6	) p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin was down by 1.0 percentage point to 50.3% in the quarter, as detailed on Schedule 11, or by 0.9 points to 50.2% June year-to-date, as detailed on Schedule 15, primarily as a result of the aforementioned higher costs.

The total cigarette market in the EU declined by 9.7% to 132.2 billion units in the quarter, due primarily to: tax-driven price increases; the unfavorable economic environment, particularly in southern Europe, and the impact of related austerity measures; the growth of the OTP segment, notably in Greece, Italy and Spain; the prevalence of illicit trade, mainly in Greece, Italy and Poland; and the timing of Easter trade inventory movements. June year-to-date, the total cigarette market in the EU declined by 5.8% to 258.2 billion units.

PMI’s cigarette shipment volume in the EU declined by 9.4% in the quarter, due principally to a lower total market across the Region. PMI’s June year-to-date cigarette shipment volume in the EU declined by 5.8%. Shipment volume of Marlboro in the quarter decreased by 6.7%, mainly due to lower total markets, partially offset by higher share, notably in Germany, Greece, Hungary and Poland. Shipment volume of Marlboro June year-to-date was down by 4.6%. Shipment volume of L&M was down by 7.5% in the quarter, or down by 2.0% June year-to-date, mainly reflecting lower share, notably in southern Europe. Shipment volume of Chesterfield was up by 3.5% in the quarter, or by 7.3% June year-to-date, driven by higher share across northern Europe, the Baltics, Poland, Portugal and Spain.

PMI’s market share in the EU in the quarter was down 0.2 points to 38.5% as gains, notably in Austria, Belgium, Germany, Greece, Hungary and Poland were more than offset by declines, primarily in the Czech Republic, France, Italy, the Netherlands, Portugal and Spain. Marlboro’s share was up by 0.3 points to 18.4%, reflecting a higher share mainly in Belgium, the Czech Republic, Germany, Greece, Hungary, Italy and Poland which more than offset lower share mainly in France, the Netherlands, Portugal and Spain. L&M’s market share was down by 0.2 points to 6.6%, due to declines primarily in France, Greece, the Netherlands, Portugal and Spain, partly offset by gains in Germany, Finland, Poland and the Slovak Republic. Chesterfield’s market share was up by 0.3 points to 3.5%, driven mainly by gains across northern Europe, Hungary, Poland, Portugal and Spain. Philip Morris’ market share was flat at 2.1%, with gains, notably in the Czech Republic and Italy, offset by declines mainly in Portugal and Spain.

PMI’s shipments of OTP, in cigarette equivalent units, grew by 18.2% in the quarter, or by 23.1% June year-to-date, mainly reflecting a higher total market and share in France, Italy and Spain and a higher total market in Belgium. PMI’s OTP total market share was 12.7%, up by 1.3 points, driven by fine cut gains notably in France, up by 0.7 points to 25.7%, Germany, up by 1.2 points to 16.0%, and Italy, up by 24.5 points to 31.0%.

EU Key Market Commentaries

In the Czech Republic, the total cigarette market was down by 4.2% to 5.3 billion units, mainly reflecting the impact of excise tax-driven price increases in the first and second quarters of 2012. PMI’s shipments were down by 9.8%. Market share was down by 2.7 points to 42.8%, principally reflecting continued share declines for lower-margin local brands, such as Petra and Sparta, down by a combined 1.3 points, and Red & White, down by 1.1 points to 12.0%. This decline was partly offset by a higher share for Marlboro, up by 0.1 point to 7.6% and a higher share for Philip Morris, revamped during the first quarter of 2012, up by 0.7 points to 3.1%.

In France, the total cigarette market was down by 5.9% to 13.6 billion units, mainly reflecting the impact of price increases in the fourth quarter of 2011. PMI’s shipments in the second quarter of 2012 were down by 10.1%. PMI’s market share was down by 0.9 points to 40.0%, mainly due to Marlboro, down by 0.8 points to 25.2%, reflecting its crossing of the €6.00 per pack price threshold ahead of competitive brands. Market share of premium Philip Morris was flat at 8.3% and share of Chesterfield was up by 0.2 points to 3.3%. PMI’s market share increased by 0.4 points compared to the first quarter of 2012, driven by Marlboro, up by 0.5 points. PMI’s market share of the fine cut category was up by 0.7 points to 25.7%.

In Germany, the total cigarette market was down by 5.1% to 21.2 billion units, mainly reflecting the unfavorable impact of price increases in June 2011 and March 2012. June year-to-date, the total cigarette market was down by 1.3%. PMI’s shipments were down by 4.5% in the quarter. PMI’s market share grew by 0.3 points to 36.4%, driven by a higher share for Marlboro, up by 0.3 points to 21.4%, the brand’s highest share since the fourth quarter of 2010, a higher share for L&M, up by 0.1 point to 10.5%, and a slightly higher share for Chesterfield, up by 0.1 point to 0.8%. PMI’s market share of the fine cut category was up by 1.2 points to 16.0%.

In Italy, the total cigarette market was down by 10.5% to 20.2 billion units, reflecting the impact of price increases in July and September 2011, and March 2012, an unfavorable economic environment, strong growth in the fine cut market, and an increase in illicit trade. PMI’s shipments were down by 13.4%. While PMI’s market share declined by 0.5 points to 52.9%, driven largely by low-price Diana, down by 0.8 points to 12.4%, share of Marlboro grew by 0.3 points to 23.0%, fueled by the March 2012 and June 2012 launches of Marlboro Silver and Marlboro Pocket Pack, respectively. The decline in total market share, particularly in the low-price segment due to the growth of international low-price brands, was partially offset by the first-quarter 2012 launch of Philip Morris Selection in the low-price segment, as a result of which the Philip Morris brand family grew by 0.3 points to 3.6% in the second quarter. PMI’s market share of the fine cut category was up by 24.5 points to 31.0% and up by 2.7 points compared to the first quarter of 2012.

In Poland, the total cigarette market was down by 7.7% to 13.8 billion units, mainly reflecting the impact of price increases in the first quarter of 2012. June year-to-date, the total cigarette market was down by 3.7%. Whilst PMI’s shipments were down by 2.6%, market share was up by 2.0 points to 36.9%, mainly reflecting a favorable comparison with the second quarter of 2011 impacted by the delayed implementation of price increases by competition. Shares of Marlboro, L&M, Chesterfield and Red & White were up by 0.9, 0.4, 0.9 and 0.4 points to 11.2%, 16.3%, 2.1% and 5.5%, respectively. PMI’s market share of the fine cut category was up by 0.1 point to 18.7%.

In Spain, the total cigarette market was down by 18.0% to 13.7 billion units, mainly reflecting the impact of price increases in the second half of 2011 and second quarter of 2012, the unfavorable economic environment and the growth of the OTP category. June year-to-date, the total cigarette market was down by 10.0%. PMI’s shipments were down by 16.8%. Market share was down by 1.4 points to 29.6%, with higher share of Chesterfield, revamped in the first quarter of 2012, up by 0.5 points to 8.9%, offset by Marlboro, down by 0.7 points to 13.9%, L&M, down by 0.5 points to 6.1% and Philip Morris, down by 0.4 points to 0.7%. PMI’s market share of the fine cut category was up by 1.2 points to 11.9%.

EASTERN EUROPE, MIDDLE EAST & AFRICA REGION (EEMA)

In EEMA, net revenues increased by 6.9% to $2.2 billion, despite unfavorable currency of $127 million. Excluding the impact of currency and acquisitions, net revenues increased by 12.7%, primarily due to favorable pricing of $114 million and favorable volume/mix of $141 million, the fourth consecutive quarter of favorable volume/mix. June year-to-date, net revenues, excluding currency and acquisitions, were up by 12.6%, driven by higher pricing and favorable volume/mix of $216 million and $251 million, respectively.

Operating companies income increased by 13.5% to $948 million, despite unfavorable currency of $80 million. Excluding the impact of currency and acquisitions, operating companies income increased by 22.9%, due primarily to higher pricing and favorable volume/mix of $104 million, partly offset by higher costs, principally related to investments in marketing, notably the launch of Marlboro ClearTaste in Russia, and business infrastructure, mainly in Russia. June year-to-date, operating companies income, excluding currency and acquisitions, was up by 20.7%.

Adjusted operating companies income increased by 13.5%, as shown in the table below and detailed on Schedule 11. Adjusted operating companies income, excluding currency and acquisitions, increased by 22.9% in the quarter and was up by 20.6% June year-to-date.

EEMA Operating Companies Income ($ Millions)

	Second-Quarter				Six Months Year-To-Date
	2012	2011	Change		2012	2011	Change
Reported OCI	$948	$835	13.5%		$1,758	$1,557	12.9%
Asset impairment & exit costs	0	0			0	(2)

Adjusted OCI	$948	$835	13.5%		$1,758	$1,559	12.8%
Adjusted OCI Margin*	44.1%	41.5%	2.6	p.p.	44.1%	42.1%	2.0	p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency and acquisitions, adjusted operating companies income margin was up by 3.8 percentage points to 45.3%, as detailed on Schedule 11, or by 3.0 points to 45.1% June year-to-date, as detailed on Schedule 15.

PMI’s cigarette shipment volume in EEMA increased by 5.1%, predominantly due to a higher total market and share in Turkey and a higher share in Russia, partly offset by a lower total market in Egypt reflecting the high incidence of illicit trade.

PMI’s cigarette shipment volume of premium brands grew by 7.4% in EEMA, driven by Marlboro, up by 5.0%, mainly reflecting growth in North Africa, Saudi Arabia and Serbia, and Parliament, up by 16.3%, reflecting growth in Kazakhstan, Russia, Turkey and Ukraine.

EEMA Key Market Commentaries

In Russia, PMI’s shipment volume increased by 8.7%. Shipment volume of PMI’s premium portfolio was up by 12.5%, driven primarily by Parliament, up by 15.5%, and Marlboro, up by 6.1%. In the mid-price segment, shipment volume was up by 7.9%, mainly due to Chesterfield, up by 1.3%, and L&M, up by 27.1%, the third consecutive quarter of growth. In the low-price segment, shipment volume was up by 7.7%, driven by Apollo Soyuz, Bond Street, Next and Optima, up by 11.9%, 2.8%, 23.2%, and 5.0%, respectively. PMI’s May quarter-to-date market share of 26.1%, as measured by Nielsen, was up by 0.7 points. Market share of Parliament was up by 0.2 points to 3.1%; Marlboro was down by 0.2 points to 1.9%; L&M was up slightly by 0.1 point to 2.5% and Chesterfield was flat at 3.4%; Bond Street was up by 0.3 points to 6.3%; Next was up by 0.4 points to 2.9%; and Apollo Soyuz and Optima were essentially flat at 1.4% and 3.2%, respectively.

In Turkey, the total cigarette market increased by an estimated 5.5% to 25.5 billion units, reflecting recovery after the October 2011 excise tax-driven price increase and a decline in the incidence of illicit trade. PMI’s shipment volume increased by 8.9% across all price segments, notably premium shipment volume, up by 8.5%. PMI’s May quarter-to-date market share, as measured by Nielsen, grew by 0.7 points to 45.3%, driven by premium Parliament, mid-price Muratti and low-price Lark, up by 0.8, 0.4 and 0.3 share points to 8.7%, 6.5% and 12.2%, respectively, partly offset by a decline in low-price L&M, down by 0.2 points to 8.6%. Market share of Marlboro was down slightly by 0.1 point to 9.0%.

In Ukraine, the total cigarette market declined by 3.0% to 23.1 billion units. June year-to-date, the total cigarette market was up by 0.6%. Whilst PMI’s shipment volume decreased by 2.1%, May quarter-to-date market share, as measured by Nielsen, was up by 0.2 points to 32.1%. Share for premium Parliament was up by 0.5 points to 3.2%. Share of Marlboro was flat at 5.8%, Chesterfield was up slightly by 0.1 point to 7.4% and Bond Street was up by 1.4 points to 8.1%.

ASIA REGION

In Asia, net revenues decreased by 2.8% to $2.9 billion, including unfavorable currency of $29 million. Excluding the impact of currency, net revenues decreased by 1.8%, reflecting an unfavorable volume/mix of $152 million, primarily due to the Japan hurdle, partially offset by the favorable impact of pricing of $100 million, principally in Australia, Indonesia, Korea and the Philippines. June year-to-date, net revenues, excluding currency and acquisitions, were up by 6.2%, driven by higher pricing and favorable volume/mix of $244 million and $83 million, respectively.

Operating companies income decreased by 2.4% to $1.4 billion. Excluding the marginally favorable impact of currency of $3 million, operating companies income decreased by 2.6%, reflecting an unfavorable volume/mix, partly offset by higher pricing and lower costs related to the Japan hurdle. June year-to-date, operating companies income, excluding currency, was up by 9.0%.

Adjusted operating companies income decreased by 2.4% as shown in the table below and detailed on Schedule 11. Adjusted operating companies income, excluding currency, decreased by 2.6% in the quarter and was up by 8.9% June year-to-date.

Asia Operating Companies Income ($ Millions)

	Second-Quarter				Six Months Year-To-Date
	2012	2011	Change		2012	2011	Change
Reported OCI	$1,364	$1,398	(2.4)%		$2,771	$2,491	11.2%
Asset impairment & exit costs	0	0			0	(2)

Adjusted OCI	$1,364	$1,398	(2.4)%		$2,771	$2,493	11.2%
Adjusted OCI Margin*	47.8%	47.6%	0.2	p.p.	49.2%	47.4%	1.8	p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin was down by 0.4 percentage points to 47.2%, as detailed on Schedule 11, or up by 1.2 points to 48.6% June year-to-date, as detailed on Schedule 15.

PMI’s cigarette shipment volume in Asia decreased by 0.7%. Excluding the Japan hurdle, PMI’s cigarette shipment volume in Asia increased by 7.4%, predominantly due to growth in Indonesia, Japan, Thailand and Vietnam, partially offset by a decline in the Philippines.

Shipment volume of Marlboro was down by 0.9%, or up by 8.2% excluding the Japan hurdle, driven by growth in Indonesia, Japan and Vietnam.

Asia Key Market Commentaries

In Indonesia, the total cigarette market was up by 6.9% to 79.6 billion units, driven by growth across all price segments. PMI’s shipment volume grew by 17.8%. PMI’s market share was up by 3.1 points to 33.5%, driven notably by Sampoerna A in the premium segment, up by 1.2 points to 13.1%, and mid-price U Mild, up by 1.0 point to 2.8%. Marlboro’s market share was up by 0.3 points to 4.5% and its share of the “white” cigarettes segment increased by 4.1 points to 68.9%. Market share of Dji Sam Soe was unchanged at 7.4%.

In Japan, the total cigarette market increased by 9.5% to 49.4 billion units, mainly reflecting a favorable comparison with the second quarter of 2011 which experienced a prolonged disruption of PMI’s principal competitor’s supply chain following the tragic events of March that year. PMI’s shipment volume was down by 19.6% in the quarter, primarily reflecting an unfavorable comparison with the second quarter of 2011. Excluding the additional volume of 6.3 billion units associated with the second quarter of 2011, PMI’s shipment volume increased by 19.2%. PMI’s market share was down by 14.2 points to 27.8% in the quarter. Share of Marlboro was down by 3.9 points to 12.5%, but up by 0.1 point compared to its 2011 exit share, supported by the introduction of Marlboro Black Menthol Edge 1 and Marlboro Black Menthol Edge 8 in May. Share of Lark was down by 6.0 points to 8.4%, down by 0.2 points compared to its 2011 exit share. Share of Philip Morris was down by 1.7 points to 2.3%, and by 0.2 points compared to its 2011 exit share.

In Korea, the total cigarette market was down by 0.7% to 22.8 billion units. PMI’s shipment volume decreased by 6.8%, reflecting the impact of PMI’s price increases in February 2012. PMI’s market share in the quarter of 18.8% was down by 1.1 points, with Marlboro and Parliament down by 0.9 and 0.5 points to 7.7% and 6.2%, respectively, partly offset by Virginia Slims, up by 0.5 points to 4.0%.

In the Philippines, the total cigarette market decreased by 2.2% to 24.7 billion units. PMI’s shipment volume was down by 4.1%, mainly reflecting the impact of PMI’s price increases in January 2012. PMI’s market share declined by 1.9 points to 92.6%. Marlboro’s market share was down by 0.6 points to 20.6%. Market share of Fortune was up by 4.1 points to 50.9%.

LATIN AMERICA & CANADA REGION

In Latin America & Canada, net revenues were essentially flat at $829 million, despite unfavorable currency of $51 million. Excluding the impact of currency, net revenues increased by 6.3%, reflecting favorable pricing of $80 million, partially offset by unfavorable volume/mix of $28 million. June year-to-date, net revenues, excluding currency, were up by 5.8%, driven by higher pricing of $97 million, marginally offset by unfavorable volume/mix of $3 million.

Operating companies income decreased by 7.1% to $249 million. Excluding the unfavorable impact of currency of $25 million, operating companies income increased by 2.2%, primarily reflecting favorable pricing, partially offset by unfavorable volume/mix and higher costs, notably related to exit costs associated with the previously disclosed closure of a manufacturing plant in Mexico City. Adjusted operating companies income decreased by 4.1% as shown in the table below and detailed on Schedule 11. Adjusted operating companies income, excluding currency, increased by 5.2% in the quarter and by 4.6% June year-to-date.

Latin America & Canada Operating Companies Income ($ Millions)

	Second-Quarter				Six Months Year-To-Date
	2012	2011	Change		2012	2011	Change
Reported OCI	$249	$268	(7.1)%		$486	$519	(6.4)%
Asset impairment & exit costs	(8)	0			(16)	(1)

Adjusted OCI	$257	$268	(4.1)%		$502	$520	(3.5)%
Adjusted OCI Margin*	31.0%	32.4%	(1.4	) p.p.	31.1%	32.3%	(1.2	) p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin decreased by 0.4 percentage points to 32.0%, as detailed on Schedule 11 or by 0.3 points to 32.0% June year-to-date, as detailed on Schedule 15.

PMI’s cigarette shipment volume in Latin America & Canada decreased by 3.0%, mainly driven by a lower total market and unfavorable trade inventory movements in Mexico. Shipment volume of Marlboro decreased by 2.3%, principally driven by Mexico, partly offset by Brazil.

Latin America & Canada Key Market Commentaries

In Argentina, the total cigarette market declined slightly by 0.4% to 10.6 billion units. PMI’s cigarette shipment volume decreased by 0.4%. PMI’s market share was up by 0.3 points to 74.7%, reflecting growth of mid-price Philip Morris, up by 1.4 share points to 39.3%, partly offset by low-price Next, down by 0.5 points to 3.2%. Market share of Marlboro was essentially flat at 23.9%.

In Canada, the total tax-paid cigarette market increased slightly by 0.2% to 8.5 billion units, reflecting a return of illicit trade to the legitimate market and improved economic conditions in the western provinces. PMI’s cigarette shipment volume declined by 4.0%. PMI’s market share was down by 0.7 points to 33.3%, reflecting share losses in the mid-price segment. Premium brands Benson & Hedges and Belmont were up by 0.1 point and 0.2 points to 2.0% each, and low-price brand Next was up by 0.6 points to 7.3%, offset by mid-price Number 7 and Canadian Classics, and low-price Accord and Quebec Classique, down by 0.2, 0.2, 0.4 and 0.3 share points, to 3.9%, 8.5%, 3.2% and 2.4%, respectively.

In Mexico, the total cigarette market was down by 10.5% to 7.8 billion units, primarily due to the timing of Easter trade inventory movements. Excluding the inventory adjustments, the total cigarette market was down by an estimated 3.5% in the quarter, or by an estimated 2.6% June year-to-date. PMI’s cigarette shipment volume decreased by 9.6% in the quarter, or by 2.7% excluding the aforementioned inventory adjustments. PMI’s market share grew by 0.8 points to 73.0%, led by Marlboro, up by 1.2 share points to

53.2%, and Benson & Hedges, up by 0.3 points to 6.4%. Market share of low-price Delicados decreased by 1.0 point to 10.1%.

Philip Morris International Inc. Profile

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI’s products are sold in approximately 180 countries. In 2011, the company held an estimated 16.0% share of the total international cigarette market outside of the U.S., or 28.1% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements. Achievement of projected results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.

PMI’s business risks include: significant increases in cigarette-related taxes; the imposition of discriminatory excise tax structures; fluctuations in customer inventory levels due to increases in product taxes and prices; increasing marketing and regulatory restrictions, often with the goal of preventing the use of tobacco products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems. PMI’s future profitability may also be adversely affected should it be unsuccessful in its attempts to produce products with the potential to reduce the risk of smoking-related diseases; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended March 31, 2012. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

###

Schedule 1

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Statements of Earnings

For the Quarters Ended June 30,

($ in millions, except per share data)

(Unaudited)

	2012	2011	% Change
Net revenues	$20,037	$20,234	(1.0)%
Cost of sales	2,666	2,844	(6.3)%
Excise taxes on products (1)	11,917	11,961	(0.4)%

Gross profit	5,454	5,429	0.5%
Marketing, administration and research costs	1,768	1,647
Asset impairment and exit costs	8	1

Operating companies income	3,678	3,781	(2.7)%
Amortization of intangibles	25	24
General corporate expenses	49	45

Operating income	3,604	3,712	(2.9)%
Interest expense, net	209	208

Earnings before income taxes	3,395	3,504	(3.1)%
Provision for income taxes	988	1,019	(3.0)%

Net earnings	2,407	2,485	(3.1)%
Net earnings attributable to noncontrolling interests	90	76

Net earnings attributable to PMI	$2,317	$2,409	(3.8)%

Per share data:(2)
Basic earnings per share	$1.36	$1.35	0.7%

Diluted earnings per share	$1.36	$1.35	0.7%

(1)	The segment detail of excise taxes on products sold for the quarters ended June 30, 2012 and 2011 is shown on Schedule 2.
(2)	Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the quarters ended June 30, 2012 and 2011 are shown on Schedule 4, Footnote 1.

Schedule 2

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended June 30,

($ in millions)

(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total
2012	Net Revenues (1)	$7,280	$5,062	$5,317	$2,378	$20,037
	Excise Taxes on Products	(4,995)	(2,911)	(2,462)	(1,549)	(11,917)

	Net Revenues excluding Excise Taxes	2,285	2,151	2,855	829	8,120

2011	Net Revenues	$8,080	$4,603	$5,146	$2,405	$20,234
	Excise Taxes on Products	(5,583)	(2,591)	(2,210)	(1,577)	(11,961)

	Net Revenues excluding Excise Taxes	2,497	2,012	2,936	828	8,273

Variance	Currency	(195)	(127)	(29)	(51)	(402)
	Acquisitions	—	11	—	—	11
	Operations	(17)	255	(52)	52	238

	Variance Total	(212)	139	(81)	1	(153)
	Variance Total (%)	(8.5)%	6.9%	(2.8)%	0.1%	(1.8)%

	Variance excluding Currency	(17)	266	(52)	52	249
	Variance excluding Currency (%)	(0.7)%	13.2%	(1.8)%	6.3%	3.0%

	Variance excluding Currency & Acquisitions	(17)	255	(52)	52	238
	Variance excluding Currency & Acquisitions (%)	(0.7)%	12.7%	(1.8)%	6.3%	2.9%

(1)	2012 Currency decreased net revenues as follows:

European Union	$(653)
EEMA	(462)
Asia	(108)
Latin America & Canada	(171)

$(1,394)

Schedule 3

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended June 30,

($ in millions)

(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2012	$1,117	$948	$1,364	$249	$3,678
2011	1,280	835	1,398	268	3,781
% Change	(12.7)%	13.5%	(2.4)%	(7.1)%	(2.7)%

Reconciliation:
For the quarter ended June 30, 2011	$1,280	$835	$1,398	$268	$3,781

2011 Asset impairment and exit costs	1	—	—	—	1
2012 Asset impairment and exit costs	—	—	—	(8)	(8)

Acquired businesses	—	2	—	—	2
Currency	(130)	(80)	3	(25)	(232)
Operations	(34)	191	(37)	14	134

For the quarter ended June 30, 2012	$1,117	$948	$1,364	$249	$3,678

Schedule 4

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Diluted Earnings Per Share

For the Quarters Ended June 30,

($ in millions, except per share data)

(Unaudited)

	Diluted E.P.S.
2012 Diluted Earnings Per Share	$1.36	(1)
2011 Diluted Earnings Per Share	$1.35	(1)
Change	$0.01
% Change	0.7%

Reconciliation:
2011 Diluted Earnings Per Share	$1.35	(1)

Special Items:
2012 Asset impairment and exit costs	—
2012 Tax items	—
2011 Asset impairment and exit costs	—
2011 Tax items	(0.01)
Currency	(0.10)
Interest	—
Change in tax rate	0.01
Impact of lower shares outstanding and share-based payments	0.06
Operations	0.05

2012 Diluted Earnings Per Share	$1.36	(1)

(1)	Basic and diluted EPS were calculated using the following (in millions):

	Q2 2012	Q2 2011
Net earnings attributable to PMI	$2,317	$2,409
Less distributed and undistributed earnings attributable to share-based payment awards	12	14

Net earnings for basic and diluted EPS	$2,305	$2,395

Weighted-average shares for basic EPS	1,701	1,772
Plus incremental shares from assumed conversions:
Stock Options	—	—

Weighted-average shares for diluted EPS	1,701	1,772

Schedule 5

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Statements of Earnings

For the Six Months Ended June 30,

($ in millions, except per share data)

(Unaudited)

	2012	2011	% Change
Net revenues	$38,059	$36,764	3.5%
Cost of sales	5,108	5,139	(0.6)%
Excise taxes on products (1)	22,491	21,700	3.6%

Gross profit	10,460	9,925	5.4%
Marketing, administration and research costs	3,282	3,055
Asset impairment and exit costs	16	17

Operating companies income	7,162	6,853	4.5%
Amortization of intangibles	49	48
General corporate expenses	106	86

Operating income	7,007	6,719	4.3%
Interest expense, net	422	421

Earnings before income taxes	6,585	6,298	4.6%
Provision for income taxes	1,946	1,826	6.6%

Net earnings	4,639	4,472	3.7%
Net earnings attributable to noncontrolling interests	161	144

Net earnings attributable to PMI	$4,478	$4,328	3.5%

Per share data:(2)
Basic earnings per share	$2.60	$2.42	7.4%

Diluted earnings per share	$2.60	$2.42	7.4%

(1)	The segment detail of excise taxes on products sold for the six months ended June 30, 2012 and 2011 is shown on Schedule 6.
(2)	Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the six months ended June 30, 2012 and 2011 are shown on Schedule 8, Footnote 1.

Schedule 6

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Six Months Ended June 30,

($ in millions)

(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total
2012	Net Revenues (1)	$13,750	$9,131	$10,494	$4,684	$38,059
	Excise Taxes on Products	(9,412)	(5,145)	(4,862)	(3,072)	(22,491)

	Net Revenues excluding Excise Taxes	4,338	3,986	5,632	1,612	15,568

2011	Net Revenues	$14,495	$8,274	$9,434	$4,561	$36,764
	Excise Taxes on Products	(9,997)	(4,575)	(4,175)	(2,953)	(21,700)

	Net Revenues excluding Excise Taxes	4,498	3,699	5,259	1,608	15,064

Variance	Currency	(249)	(200)	45	(90)	(494)
	Acquisitions	—	20	1	—	21
	Operations	89	467	327	94	977

	Variance Total	(160)	287	373	4	504
	Variance Total (%)	(3.6)%	7.8%	7.1%	0.2%	3.3%

	Variance excluding Currency	89	487	328	94	998
	Variance excluding Currency (%)	2.0%	13.2%	6.2%	5.8%	6.6%

	Variance excluding Currency & Acquisitions	89	467	327	94	977
	Variance excluding Currency & Acquisitions (%)	2.0%	12.6%	6.2%	5.8%	6.5%

(1)	2012 Currency decreased net revenues as follows:

European Union	$(867)
EEMA	(778)
Asia	(27)
Latin America & Canada	(309)

$(1,981)

Schedule 7

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Six Months Ended June 30,

($ in millions)

(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2012	$2,147	$1,758	$2,771	$486	$7,162
2011	2,286	1,557	2,491	519	6,853
% Change	(6.1)%	12.9%	11.2%	(6.4)%	4.5%

Reconciliation:
For the six months ended June 30, 2011	$2,286	$1,557	$2,491	$519	$6,853

2011 Asset impairment and exit costs	12	2	2	1	17
2012 Asset impairment and exit costs	—	—	—	(16)	(16)

Acquired businesses	—	2	—	—	2
Currency	(155)	(124)	56	(42)	(265)
Operations	4	321	222	24	571

For the six months ended June 30, 2012	$2,147	$1,758	$2,771	$486	$7,162

Schedule 8

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Diluted Earnings Per Share

For the Six Months Ended June 30,

($ in millions, except per share data)

(Unaudited)

	Diluted E.P.S.
2012 Diluted Earnings Per Share	$2.60	(1)
2011 Diluted Earnings Per Share	$2.42	(1)
Change	$0.18
% Change	7.4%

Reconciliation:
2011 Diluted Earnings Per Share	$2.42	(1)

Special Items:
2012 Asset impairment and exit costs	(0.01)
2012 Tax items	—
2011 Asset impairment and exit costs	0.01
2011 Tax items	(0.02)

Currency	(0.12)
Interest	—
Change in tax rate	—
Impact of lower shares outstanding and share-based payments	0.11
Operations	0.21

2012 Diluted Earnings per Share	$2.60	(1)

(1)	Basic and diluted EPS were calculated using the following (in millions):

	YTD June 2012	YTD June 2011
Net earnings attributable to PMI	$4,478	$4,328
Less distributed and undistributed earnings attributable to share-based payment awards	24	24

Net earnings for basic and diluted EPS	$4,454	$4,304

Weighted-average shares for basic EPS	1,710	1,782
Plus incremental shares from assumed conversions:
Stock Options	—	—

Weighted-average shares for diluted EPS	1,710	1,782

Schedule 9

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Balance Sheets

($ in millions, except ratios)

(Unaudited)

	June 30, 2012		December 31, 2011
Assets
Cash and cash equivalents	$3,846		$2,550
All other current assets	11,715		12,309
Property, plant and equipment, net	6,161		6,250
Goodwill	9,737		9,928
Other intangible assets, net	3,614		3,697
Other assets	725		754

Total assets	$35,798		$35,488

Liabilities and Stockholders’ (Deficit) Equity
Short-term borrowings	$2,694		$1,511
Current portion of long-term debt	3,284		2,206
All other current liabilities	10,852		11,077
Long-term debt	14,824		14,828
Deferred income taxes	1,964		1,976
Other long-term liabilities	2,034		2,127

Total liabilities	35,652		33,725

Redeemable noncontrolling interest	1,262		1,212

Total PMI stockholders’ (deficit) equity	(1,366)		229
Noncontrolling interests	250		322

Total stockholders’ (deficit) equity	(1,116)		551

Total liabilities and stockholders’ (deficit) equity	$35,798		$35,488

Total debt	$20,802		$18,545
Total debt to EBITDA	1.43	(1)	1.29	(1)
Net debt to EBITDA	1.16	(1)	1.12	(1)

(1)	For the calculation of Total Debt to EBITDA and Net Debt to EBITDA ratios, refer to Schedule 18.

Schedule 10

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjustments for the Impact of Currency and Acquisitions

For the Quarters Ended June 30,

($ in millions)

(Unaudited)

2012								2011			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$7,280	$4,995	$2,285	$(195)	$2,480	$—	$2,480	European Union	$8,080	$5,583	$2,497	(8.5)%	(0.7)%	(0.7)%
5,062	2,911	2,151	(127)	2,278	11	2,267	EEMA	4,603	2,591	2,012	6.9%	13.2%	12.7%
5,317	2,462	2,855	(29)	2,884	—	2,884	Asia	5,146	2,210	2,936	(2.8)%	(1.8)%	(1.8)%
2,378	1,549	829	(51)	880	—	880	Latin America & Canada	2,405	1,577	828	0.1%	6.3%	6.3%

$20,037	$11,917	$8,120	$(402)	$8,522	$11	$8,511	PMI Total	$20,234	$11,961	$8,273	(1.8)%	3.0%	2.9%

2012								2011			% Change in Reported Operating Companies Income
Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$1,117			$(130)	$1,247	$—	$1,247	European Union			$1,280	(12.7)%	(2.6)%	(2.6)%
948			(80)	1,028	2	1,026	EEMA			835	13.5%	23.1%	22.9%
1,364			3	1,361	—	1,361	Asia			1,398	(2.4)%	(2.6)%	(2.6)%
249			(25)	274	—	274	Latin America & Canada			268	(7.1)%	2.2%	2.2%

$3,678			$(232)	$3,910	$2	$3,908	PMI Total			$3,781	(2.7)%	3.4%	3.4%

Schedule 11

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &

Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions

For the Quarters Ended June 30,

($ in millions)

(Unaudited)

2012								2011			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions
$1,117	$—	$1,117	$(130)	$1,247	$—	$1,247	European Union	$1,280	$(1)	$1,281	(12.8)%	(2.7)%	(2.7)%
948	—	948	(80)	1,028	2	1,026	EEMA	835	—	835	13.5%	23.1%	22.9%
1,364	—	1,364	3	1,361	—	1,361	Asia	1,398	—	1,398	(2.4)%	(2.6)%	(2.6)%
249	(8)	257	(25)	282	—	282	Latin America & Canada	268	—	268	(4.1)%	5.2%	5.2%

$3,678	$(8)	$3,686	$(232)	$3,918	$2	$3,916	PMI Total	$3,781	$(1)	$3,782	(2.5)%	3.6%	3.5%

2012								2011			% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(1)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(1)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(1)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions
$1,247	$2,480	50.3%		$1,247	$2,480	50.3%	European Union	$1,281	$2,497	51.3%		(1.0)	(1.0)
1,028	2,278	45.1%		1,026	2,267	45.3%	EEMA	835	2,012	41.5%		3.6	3.8
1,361	2,884	47.2%		1,361	2,884	47.2%	Asia	1,398	2,936	47.6%		(0.4)	(0.4)
282	880	32.0%		282	880	32.0%	Latin America & Canada	268	828	32.4%		(0.4)	(0.4)

$3,918	$8,522	46.0%		$3,916	$8,511	46.0%	PMI Total	$3,782	$8,273	45.7%		0.3	0.3

(1)	For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 10.

Schedule 12

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency

For the Quarters Ended June 30,

(Unaudited)

	2012	2011	% Change
Reported Diluted EPS	$1.36	$1.35	0.7%

Adjustments:
Asset impairment and exit costs	—	—
Tax items	—	(0.01)

Adjusted Diluted EPS	$1.36	$1.34	1.5%

Less:
Currency impact	(0.10)

Adjusted Diluted EPS, excluding Currency	$1.46	$1.34	9.0%

Schedule 13

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency

For the Quarters Ended June 30,

(Unaudited)

	2012	2011	% Change
Reported Diluted EPS	$1.36	$1.35	0.7%

Less:
Currency impact	(0.10)

Reported Diluted EPS, excluding Currency	$1.46	$1.35	8.1%

Schedule 14

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjustments for the Impact of Currency and Acquisitions

For the Six Months Ended June 30,

($ in millions)

(Unaudited)

2012								2011			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$13,750	$9,412	$4,338	$(249)	$4,587	$—	$4,587	European Union	$14,495	$9,997	$4,498	(3.6)%	2.0%	2.0%
9,131	5,145	3,986	(200)	4,186	20	4,166	EEMA	8,274	4,575	3,699	7.8%	13.2%	12.6%
10,494	4,862	5,632	45	5,587	1	5,586	Asia	9,434	4,175	5,259	7.1%	6.2%	6.2%
4,684	3,072	1,612	(90)	1,702	—	1,702	Latin America & Canada	4,561	2,953	1,608	0.2%	5.8%	5.8%

$38,059	$22,491	$15,568	$(494)	$16,062	$21	$16,041	PMI Total	$36,764	$21,700	$15,064	3.3%	6.6%	6.5%

2012								2011			% Change in Reported Operating Companies Income
Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$2,147			$(155)	$2,302	$—	$2,302	European Union			$2,286	(6.1)%	0.7%	0.7%
1,758			(124)	1,882	2	1,880	EEMA			1,557	12.9%	20.9%	20.7%
2,771			56	2,715	—	2,715	Asia			2,491	11.2%	9.0%	9.0%
486			(42)	528	—	528	Latin America & Canada			519	(6.4)%	1.7%	1.7%

$7,162			$(265)	$7,427	$2	$7,425	PMI Total			$6,853	4.5%	8.4%	8.3%

Schedule 15

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &

Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions

For the Six Months Ended June 30,

($ in millions)

(Unaudited)

2012								2011			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions
$2,147	$—	$2,147	$(155)	$2,302	$—	$2,302	European Union	$2,286	$(12)	$2,298	(6.6)%	0.2%	0.2%
1,758	—	1,758	(124)	1,882	2	1,880	EEMA	1,557	(2)	1,559	12.8%	20.7%	20.6%
2,771	—	2,771	56	2,715	—	2,715	Asia	2,491	(2)	2,493	11.2%	8.9%	8.9%
486	(16)	502	(42)	544	—	544	Latin America & Canada	519	(1)	520	(3.5)%	4.6%	4.6%

$7,162	$(16)	$7,178	$(265)	$7,443	$2	$7,441	PMI Total	$6,853	$(17)	$6,870	4.5%	8.3%	8.3%

2012								2011			% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(1)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(1)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(1)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions
$2,302	$4,587	50.2%		$2,302	$4,587	50.2%	European Union	$2,298	$4,498	51.1%		(0.9)	(0.9)
1,882	4,186	45.0%		1,880	4,166	45.1%	EEMA	1,559	3,699	42.1%		2.9	3.0
2,715	5,587	48.6%		2,715	5,586	48.6%	Asia	2,493	5,259	47.4%		1.2	1.2
544	1,702	32.0%		544	1,702	32.0%	Latin America & Canada	520	1,608	32.3%		(0.3)	(0.3)

$7,443	$16,062	46.3%		$7,441	$16,041	46.4%	PMI Total	$6,870	$15,064	45.6%		0.7	0.8

(1)	For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 14.

Schedule 16

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency

For the Six Months Ended June 30,

(Unaudited)

	2012	2011	% Change
Reported Diluted EPS	$2.60	$2.42	7.4%

Adjustments:
Asset impairment and exit costs	0.01	0.01
Tax items	—	(0.02)

Adjusted Diluted EPS	$2.61	$2.41	8.3%

Less:
Currency impact	(0.12)

Adjusted Diluted EPS, excluding Currency	$2.73	$2.41	13.3%

Schedule 17

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency

For the Six Months Ended June 30,

(Unaudited)

	2012	2011	% Change
Reported Diluted EPS	$2.60	$2.42	7.4%

Less:
Currency impact	(0.12)

Reported Diluted EPS, excluding Currency	$2.72	$2.42	12.4%

Schedule 18

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Calculation of Total Debt to EBITDA and Net Debt to EBITDA Ratios

($ in millions, except ratios)

(Unaudited)

	For the Year Ended June 30, 2012			For the Year Ended December 31, 2011
	July ~ December 2011	January ~ June 2012	12 months rolling
Earnings before income taxes	$6,234	$6,585	$12,819	$12,532
Interest expense, net	379	422	801	800
Depreciation and amortization	505	449	954	993

EBITDA	$7,118	$7,456	$14,574	$14,325

			June 30, 2012	December 31, 2011
Short-term borrowings			$2,694	$1,511
Current portion of long-term debt			3,284	2,206
Long-term debt			14,824	14,828

Total Debt			$20,802	$18,545
Less: Cash and cash equivalents			3,846	2,550

Net Debt			$16,956	$15,995

Ratios
Total Debt to EBITDA			1.43	1.29

Net Debt to EBITDA			1.16	1.12

Schedule 19

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Operating Cash Flow to Free Cash Flow and Free Cash Flow, excluding Currency

Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency

For the Quarters and Six Months Ended June 30,

($ in millions)

(Unaudited)

	For the Quarters Ended June 30,			For the Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
Net cash provided by operating activities(a)	$3,480	$4,120	(15.5)%	$5,378	$6,515	(17.5)%

Less:
Capital expenditures	249	186		476	345

Free cash flow	$3,231	$3,934	(17.9)%	$4,902	$6,170	(20.6)%

Less:
Currency impact	(389)			(439)

Free cash flow, excluding currency	$3,620	$3,934	(8.0)%	$5,341	$6,170	(13.4)%

	For the Quarters Ended June 30,			For the Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
Net cash provided by operating activities(a)	$3,480	$4,120	(15.5)%	$5,378	$6,515	(17.5)%

Less:
Currency impact	(401)			(455)

Net cash provided by operating activities, excluding currency	$3,881	$4,120	(5.8)%	$5,833	$6,515	(10.5)%

(a)	Operating cash flow.

Schedule 20

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS

For the Year Ended December 31,

(Unaudited)

2011
Reported Diluted EPS	$4.85
Adjustments:
Asset impairment and exit costs	0.05
Tax items	(0.02)

Adjusted Diluted EPS	$4.88